Exhibit 99.1

Motorola Solutions Names Gino Bonanotte Chief Financial Officer

SCHAUMBURG, Ill. – Nov. 13, 2013 — Motorola Solutions, Inc. (NYSE: MSI) today announced that Gino A. Bonanotte, acting chief financial officer and corporate vice president, has been named chief financial officer and executive vice president. Bonanotte, whose appointment is effective immediately and who will continue to report to Greg Brown, chairman and CEO of Motorola Solutions, was named to the acting CFO role in August.

“Since assuming the acting CFO role, Gino has consistently demonstrated his deep knowledge of our business and his strong operational orientation,” Brown said. “I have been very pleased with his immediate impact and leadership.”

Bonanotte, 48, joined Motorola in 1988 and previously served as corporate vice president overseeing financial operations for the company’s sales and product operations organization. During his 25-year career with the company, he has held a number of key global financial leadership positions, including corporate financial planning, supply chain, strategy and market business development, mergers and acquisitions, and joint ventures. In addition, he has served on the board of directors for Vertex and other joint ventures in Latin America.

Bonanotte earned a bachelor’s degree in business from Northern Illinois University and a master’s degree in business administration from the University of Chicago’s Booth School of Business.

About Motorola Solutions

Motorola Solutions is a leading provider of mission-critical communication solutions and services for enterprise and government customers. Through leading-edge innovation and communications technology, it is a global leader that enables its customers to be their best in the moments that matter. Motorola Solutions trades on the New York Stock Exchange under the ticker “MSI.” To learn more, visit www.motorolasolutions.com. For ongoing news, please visit our newsroom or subscribe to our news feed.

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Media contact

Nick Sweers

Motorola Solutions

+1 847-576-2462

nicholas.sweers@motorolasolutions.com

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Shep Dunlap

Motorola Solutions

+1 847-576-6899

shep.dunlap@motorolasolutions.com

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